Issuer Free Writing Prospectus dated June 5, 2023
Filed Pursuant to Rule 433
Registration Nos. 333-255424 and 333-271262

Narrator: Instead of merely making money.

Narrator: Why not consider building money?

Narrator: Belpointe OZ the first publicly traded Opportunity Zone Fund

Narrator: Our unique fund targets taxed advantage real estate investments designed to defer and eliminate your tax liability

Narrator: Download the white paper at belpointeblue.com

Narrator: Belpointe OZ. Building Money.